Exhibit 4.3

Execution Version

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 2, 2009, by and among (i) (a) China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), (b) China Security & Surveillance Technology (PRC), Inc., a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of the Company (“CSST PRC”) and China Safetech Holdings Limited, a corporation organized and existing under the laws of the British Virgin Islands and a wholly-owned subsidiary of the Company (“Safetech”, and collectively with the Company and CSST PRC, the “Group Companies”), and (ii) Citadel Equity Fund Ltd. (“Citadel”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the New Notes Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company, Citadel and the other parties named therein entered into the Investor Rights Agreement, dated February 16, 2007, as amended by that certain amendment to the Investor Rights Agreement by and among the same parties, dated as of March 29, 2007 (the “Original Investor Rights Agreement”), in relation to the purchase from the Company by Citadel of US$60,000,000 1% Guaranteed Senior Unsecured Convertible Notes due 2012 (the “CSST I Notes”);

WHEREAS, the Company, Citadel and the other parties named therein entered into the Amended and Restated Investor Rights Agreement, dated April 24, 2007 (the “Existing Investor Rights Agreement”), which amended and restated the Original Investor Rights Agreement in its entirety, in relation to the purchase from the Company by Citadel of US$50,000,000 1% Guaranteed Senior Unsecured Convertible Notes due 2012 (the “CSST II Notes” and, together with the CSST I Notes, the “Existing Notes”);

WHEREAS, the Company, Citadel and the other parties named herein have entered into the Notes Purchase Agreement, dated August 18, 2009 (the “New Notes Purchase Agreement”), pursuant to which the Company has agreed to issue to Citadel, and Citadel has agreed to purchase from the Company, an aggregate of (i) US$50,000,000 Zero Coupon Guaranteed Senior Unsecured Convertible Notes (the “Tranche A Notes”), which are convertible into the Company’s common stock, par value US$.0001 (the “Common Stock”), and (ii) US$84,000,000 Zero Coupon Guaranteed Senior Unsecured Notes (the “Tranche B Notes” and, together with the Tranche A Notes, the “New Notes”), in exchange for cancellation of the entire Existing Notes;

WHEREAS, the terms and conditions of the Tranche A Notes will be governed by the Indenture dated as of even date by and among the Company, The Bank of New York Mellon, as trustee, and the other parties named therein (the “Tranche A Indenture”), and the terms and conditions of the Tranche B Notes will be governed by the Indenture dated as of even date by and among the Company, The Bank of New York Mellon, as trustee, and the other parties named therein (the “Tranche B Indenture” and, together with the Tranche A Indenture, the “New Notes Indentures”);

WHEREAS, in connection with the consummation of the transactions contemplated by the New Notes Purchase Agreement, the parties hereto desire to enter into this Agreement to amend and restate in its entirety the Existing Investor Rights Agreement; and

WHEREAS, it is a condition to the Closing under the New Notes Purchase Agreement that the parties hereto shall have executed this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by this agreement, agree as follows:

1.

Representations and Warranties of the Group Companies. Each of the Group Companies, jointly and severally, represents and warrants that:

1.1

Each of the Group Companies has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each Group Company and constitutes the legal, valid and binding obligations of such Group Company enforceable against such Group Company in accordance with its terms.

1.2

The execution and delivery of this Agreement by each Group Company do not, and the performance of this Agreement by such Group Company will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to any Group Company or by which any Group Company or any of the properties of any Group Company is or may be bound or affected, or the Charter Documents of any Group Company; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which any Group Company is a party or by which any Group Company or any of the affiliates or properties of any Group Company is or may be bound or affected, or (iii) result in the creation of any encumbrance or restriction on any of the shares of Common Stock or equity interests in any other Group Company or properties of any Group Company. The execution and delivery of this Agreement by each Group Company do not, and the performance of this Agreement by each Group Company will not, require any consent or approval of any Person.

2.

Reserved.

3.

Covenants and Agreements.

Unless the context requires otherwise, each Group Company hereby, jointly and severally, covenants and agrees as follows:

3.1

FCPA. Each of the Group Companies shall, and shall cause each of its Subsidiaries and their respective management to, (i) comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), including, without limitation, not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) conduct each such company’s respective business in compliance with the FCPA, and (iii) institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.2

PFIC. Each Group Company shall not become, and shall cause its Subsidiaries not to become, a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986.

3.3

OFAC. Neither any Group Company or any of its Subsidiaries nor, to the knowledge of any Group Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any Group Company or its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and each Group Company shall not directly or indirectly use, and shall cause its Subsidiaries not to so use, the proceeds of the sale of the New Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.4

Money Laundering Laws. Each of the Group Companies shall, and shall cause its Subsidiaries to, conduct its operations at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

4.

Limitations on the Conversion of the New Notes Held by Citadel.

4.1

Notwithstanding any provision in any of the New Notes Indentures, the Company shall not effect any conversion of the New Notes, and Citadel shall not have the right to convert any portion of the New Notes held by it, to the extent that after giving effect to such conversion, Citadel (together with its Affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Conversion Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Citadel and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such New Notes with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of any New Notes beneficially owned by Citadel or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Citadel or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section, in determining the number of outstanding shares of Common Stock, Citadel may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual, quarterly or current report on Form 10-K, 10-Q or Form 8-K, respectively, as the case may be; (y) a more recent public announcement by the Company or (z) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of Citadel, the Company shall within two business days confirm orally and in writing to Citadel the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Notes, by Citadel or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

4.2

By not less than sixty-one (61) days’ prior written notice to the Company, Citadel may, at its election, increase or decrease the Conversion Limitation to any other percentage not in excess of 9.99% specified in such notice, and the Conversion Limitation shall continue to apply until such sixty-first day (or such later date, as determined by Citadel, as may be specified in such notice).

4.3

For purposes of this Agreement, an “Affiliate” shall refer to: (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 50% or more of the outstanding voting securities of such other Person, (iii) any officer, director or partner of such Person, (iv) a trust for the benefit of such Person referred to in the foregoing clause (ii) of this definition. For purposes of this Agreement, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such Person, and “controlling” and “controlled” shall have correlative meanings.

5.

Indemnification.

5.1

In addition to all rights and remedies available to Citadel at law or in equity, each of the Group Companies shall jointly and severally indemnify Citadel, and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (including, without limitation, diminutions in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)

any misrepresentation or breach of a representation or warranty on the part of any of the Group Companies herein;

(ii)

any nonfulfillment or breach of any covenant or agreement on the part of any of the Group Companies herein; or

(iii)

any action, demand, proceeding, investigation or claim by any third party (including, without limitation, governmental agencies) against or affecting any Group Company and/or its Affiliates or Subsidiaries which would give rise to or evidence the existence of or relate to a breach of (A) any of the representations or warranties herein at the time made or (B) covenants of any of the Group Companies herein.

5.2

Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification hereinabove provided resulted primarily out of or was based primarily upon the Indemnified Party’s gross negligence, fraud or willful misconduct (unless such action was based upon the Indemnified Party’s reliance in good faith upon any of the representations, warranties, covenants or promises made by any Group Company herein) by the Indemnified Party, none of Group Company shall be responsible for any Losses sought to be indemnified in connection therewith, and each of the Group Companies shall be entitled to recover from the Indemnified Party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of such Group Company reasonably incurred in effecting such recovery, if any.

5.3

All indemnification rights hereunder shall survive indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Citadel and/or any of the other Indemnified Parties.

5.4

The indemnity obligations that each of the Group Companies has under this Section shall be in addition to any liability that such Group Company may otherwise have.

5.5

Without limiting the generality of the foregoing paragraphs in this Section 5, each of the Group Companies, jointly and severally, agree to indemnify, defend and hold harmless the Indemnified Parties from and against (i) any and all losses (including without limitation, losses arising from or as a result of a decrease in the value of the Company or the value of the Common Stock or the Notes) incurred by any member of the Indemnified Parties and (ii) any and all claims, actions or causes of action, assessments, demands, damages, judgments, settlements, liabilities, costs and expenses (including, without limitation, interest, penalties and attorneys’ and accounting fees and expenses) of any nature whatsoever, asserted against or imposed upon any member of the Indemnified Parties, in each case, by reason of or resulting from any breach or violation (whether such breach or violation was due to actions taken or failure to take actions, in whole or in part, prior to or after the date hereof) of laws, rules, regulations or orders of any governmental authority by any of the Group Companies and the Subsidiaries.

6.

Miscellaneous.

6.1

Termination. This Agreement shall remain in effect until the later of (i) the satisfaction and discharge of all of the Company’s obligations under the New Notes and the New Indentures and (ii) Citadel (together with its Affiliates) ceasing to beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion of any New Notes beneficially owned by Citadel or its Affiliates, as determined in accordance with Section 4.1 hereof. Notwithstanding the foregoing, Sections 5 and 6 shall survive the termination of this Agreement.

6.2

Specific Enforcement. Upon a breach by any of the Group Companies of this Agreement, in addition to any such damages as Citadel is entitled to, directly or indirectly, by reason of said breach, Citadel shall be entitled to injunctive relief against such Group Company if such relief is applicable and available, as a remedy at law would be inadequate and insufficient. Nothing in this Section shall be construed as limiting Citadel’s remedies in any way.

6.3

Notices. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the any of the Group Companies, to: 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, China, Fax: (86) 755-83510815, Attention: Mr. Tu Guo Shen, with a copy to Pillsbury Winthrop Shaw Pittman LLP, 2300 N Street, NW, Washington DC 20037, Fax: (1-202) 354-4838, Attention: Louis A. Bevilacqua, Esq.,(ii) if to Citadel, to: c/o 131 South Dearborn Street, Chicago, Illinois 60609, USA, Fax: (1-312) 267 7300, Attention: Mr. Adam C. Cooper, with a copy to 18/F Chater House, 8 Connaught Road, Central, Hong Kong, Fax: (852) 3667 5511, Attention: Mr. Andrew Fong and Mr. Daniel Anderson and with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower 35th Floor, 3 Garden Road, Central, Hong Kong SAR, China, Fax: (852) 2869 7694, Attention: Youngjin Sohn, Esq.

All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed facsimile receipt, or two (2) days after the same shall have been deposited with a reputable international overnight courier.

6.4

Amendments and Waiver. Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written consent of the party against whom enforcement may be sought and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Company in the case of Citadel’s obligations, and by Citadel in the case of the obligations of any other parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.5

Entire Agreement. This Agreement, together with the other Transaction Documents as defined in the New Notes Purchase Agreement, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement amends and restates in its entirety the Existing Investor Rights Agreement.

6.6

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.

6.7

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.8

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto. Unless otherwise provided herein, Citadel may assign its rights hereunder to any of its Affiliates.

6.9

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page(s) to follow]

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Investor Rights Agreement as of the day and year written above.

GROUP COMPANIES:

China Security & Surveillance Technology, Inc.

By: /s/ Tu Guo Shen
      Authorized Signatory

China Security & Surveillance Technology (PRC), Inc.

By: /s/ Tu Guo Shen
     Authorized Signatory

China Safetech Holdings Limited

By: /s/ Tu Guo Shen
      Authorized Signatory

Accepted and Agreed to:

CITADEL EQUITY FUND LTD.

By: Citadel Advisors, LLC, its Portfolio Manager

By:_/s/ Andrew Fong____________________
Name: Andrew Fong
Title: Authorized Signatory